Exhibit 10.30
(ENGLISH TRANSLATION)
Buenos Aires, December 16th, 2009
Messrs.
Adeco Agropecuaria S.A.
Cavok S.A.
Bañado del Salado S.A.
Agro Invest S.A.
Pilagá S.R.L.
Establecimientos El Orden S.A.
Agrícola Ganadera San José S.R.L.
Catarmarca 3454 — Martinez
Provincia de Buenos Aires
Attn.: Pepe Imbrosciano / Emilio Gnecco
Re.:Complementary Offer to the Master Agreement
Dear Sirs,
     In my capacity of representative of QuickFood S.A., a corporation organized and existing in the City of Buenos Aires under the laws of the Republic of Argentina, domiciled in Perú 359, 12th floor, suite 1201 (“QF” or the “Buyer”), I address to you in reference to the offer of master agreement for the purchase of livestock, the agricultural lease and the hiring of a service of agricultural exploitation dated December 14th, 2009 made to Adeco Agropecuaria S.A., Cavok S.A., Bañado del Salado S.A., Agro Invest S.A., Pilagá S.R.L., Establecimientos El Orden S.A. and Agrícola Ganadera San José S.R.L. (the “Offer”).
     In that sense, we propose to complement and modify certain clauses included in the Offer, which in case of being accepted by you, will be governed by the following terms and conditions (the “Complementary Offer”):
     FIRST: Definitions.
Capitalized terms used in this Complementary Offer that have not been assigned a specific meaning will have the same meaning assigned in the Offer.
     SECOND: Complementation to the agreement on “Cabaña Pilagá” trademark
Considering the real possibility that INPI [National Institute of Industrial Property] ex officio opposes to the registration of “Cabaña Pilagá” trademark for being registered “Pilagá” trademark in the classes 4, 5, 29 and 31, and in order to facilitate the registration of “Cabaña Pilagá” trademark by the Buyer, Pilagá would agree, subject to the conditions indicated below, to assign the “Pilagá” trademark in the classes 4, 5 and 29, fully and partially, in the class 31. To that end the definition of the term “Trademark” included in the Offer and Section 2.04 are replaced, as described below in writing.

“Trademark” or “Trademarks” means (i) the right to request the “Cabaña Pilagá” trademark in the classes the Buyer so determines and that will be entered before the National Institute of Industrial Property, after the Buyer cancels the portion of the Down payment corresponding to Pilagá, and (ii) the “Pilagá” Trademark according to Registry 2,151,682 in the international class 4; Registry 1,732,512 in international class 5; Registry 2,087,156 in international class 29; and partially, for animal feed and livestock, the Registry 2,087,158 in international class 31; and (iii) the figurative trademarks according to Registry 2,087,159 in international class 4, Registry 2,087,160 in international class 5; Registry 2,087,371 in international class 29; Registry 2,087,375 in international class 30; and Registry 2,087, 373 in international class 31.
     SECTION 2.04 Trademarks. At the Date of Sale Pilagá, and after the Buyer has cancelled the portion of Down Payment corresponding to Pilagá, the Buyer shall apply before INPI the request for the registry of “Cabaña Pilagá” trademark in the classes the Buyer so determines, being stated that the Buyer shall not use the “Cabaña Pilagá” Trademark to designate or market agriculture products, including specially seeds and rice. To facilitate the already mentioned registry, Pilagá (i) commits itself to not to file oppositions and to collaborate as INPI so requires, in order that the Buyer may obtain the registration of “Cabaña Pilagá” trademark in the classes it so determines; and (ii) in the Date of Sale Pilagá shall execute the forms for the assignment of the Trademarks, which shall be presented by the Buyer for their registration before the INPI, being all of the relevant costs and procedures related to said assignment at its own cost. The assignment of “Pilagá” Trademarks is only made in order to facilitate the registration by the Buyer of the “Cabaña Pilagá” Trademark in the international classes 4, 5, 29 and 31 (in reference to livestock and animal feed) and the Buyer commits itself for an indefinite duration to not to use in any manner whatsoever the “Pilagá” trademarks which property will be assigned to. The Buyer shall not object or challenge the Pilagá company name or its trade name or its agricultural establishment, even when it is holder of the “Cabaña Pilagá” trademark. The Sellers are committed to not to use in any manner whatsoever the “Pilagá” trademark to differentiate cattle products or to market those products, limiting from now on its use to the agriculture products and/or its marketing, including specially seeds and rice. The price for the Trademarks which proprietorship is assigned to the Buyer is included in the part of Purchase Price that Pilagá will receive.
     THIRD: Amendments to Annexes 1.01 (a), 1.01 (d), 1.01 (e), 2.01 and 2.03
     Considering that the livestock number that the Sellers actually have is lower than the mentioned one in the Offer, the Annexes 1.01 (a), 1.01 (d), 1.01 (e), 2.01 and 2.03 shall be replaced by the Annex I which is attached hereto in order to show the Sellers actual livestock number.
     FOURTH: Amendment of the Purchase Price and the Annexes 2.05 (b)(i) and 2.05 (d).
     The lower livestock number mentioned in the above section results in a lower Purchase Price, the Section 2.05 of the Offer will be written as it is transcribed below, and the Annexes 2.05(b)(i) and 2.05 (d) shall be replaced by the Annex I that is attached hereto.
     SECTION 2.05 Purchase Price. (a) According to the Base Inventory, the purchase price for the Livestock, the Animals, the Machinery and the Trademark (together, the “Purchase”) amounts to US$14,224,961 (United States Dollars fourteen million two hundred twenty four thousand nine hundred sixty one) (the “Purchase Price”) and the Value Added Tax, to be adjusted pursuant Section 2.05 (c).
     (b) The Purchase Price shall be paid by the Buyer by transfer to the Sellers Bank Accounts in the following terms:
          (i) the 50% (fifty per cent) of the Purchase Price (the “Down payment”), i.e. the sum of US$7,112,480 (United States Dollars seven millions one hundred twelve thousand four hundred eighty), divided among each of the Sellers at the time of the related Purchase Date, according to the percentages detailed in Annex 2.05. (b)(i); and
          (ii) the Purchase Price balance (the “Purchase Price Balance”) i.e. the sum of US$7,112,481 (United States Dollars seven million one hundred twelve thousand four hundred eighty one), shall be paid by the Buyer to the Sellers on the first calendar year of the first of the Purchase Dates, in the same proportions in which the Down payment was paid.
     (c) The Purchase Price shall be adjusted by a sum equal to the difference existing between the amount of the Base Inventory and the one resulting from the Adjustment Inventory and the Base Inventory (the “Adjustment”). The Adjustment shall be made on the Purchase Price Balance.
     (d) The Purchase Price shall be allocated and applied to Livestock as stipulated in Annex 2.05. (d).
     FIFTH: Amendment of Section 2.06
     This Section 2.06 from the Offer is replaced by the following text:
SECTION 2.06. Deferred Cheques.As security of payment of the Purchase Price balance, the Buyer shall draw a deferred cheque in favor of the Sellers with a 360-day maturity of the first Purchase Date issued by the Buyer in favor of Adeco for the total of the Purchase Price Balance (the “Deferred Cheque”), that shall be kept in benefit of all of the Sellers. This Deferred Cheque shall be delivered to Adeco at the time Down Payment is made.
     SIXTH: Acceptance.
     This Offer shall be considered accepted by each of the Sellers at the time of the issuance of the invoices for the payment of the Purchase Price, and simultaneously with the acceptance of the Offer.

QuickFood S.A.
/s/ Luis Miguel Bameule
Luis Miguel Bameule
Vicepresident

Marcos Molina dos Santos

Representative of Mafrig Alimentos
Sociedad Anónima